                                                    EXHIBIT 10.A


                      EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the "Agreement"), dated June 20, 1995, between The Dial Corp, a Delaware corporation (the "Company"), and John W. Teets (the "Executive").

     WHEREAS, the Executive has made extraordinary contributions to the Company in his capacity as Chairman and Chief Executive
Officer, especially in connection with the Company's restructuring and repositioning, to the great benefit of its shareholders;

     WHEREAS, the Company, as successor to The Greyhound
Corporation, and the Executive are currently parties to an agreement dated April 14, 1987 (the "Prior Agreement") relating to the Executive's employment with the Company; and

     WHEREAS, the Company desires the Executive to continue serving as its Chairman and Chief Executive Officer, and the Company and the Executive desire to enter into this Agreement, which shall restate and supersede the Prior Agreement in all respects.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

     2. Term. The term of employment of the Executive by the Company hereunder shall commence on June 20, 1995, and such term shall end on September 30, 1998 (the "Expiration Date"), unless sooner terminated as hereinafter provided.

     3. Nature of Duties. The Executive shall serve as Chairman and Chief Executive Officer of the Company and, subject to the direction of the Board of Directors of the Company (the "Board"), shall have full authority for management of the Company and all its operations, financial affairs, facilities and investments. The Executive shall serve as a member of the Board, shall act as the duly authorized representative of the Board and shall be an ex officio member of all committees of the Board. However, the Executive agrees to relinquish the position of Chief Executive Officer prior to the Expiration Date if requested to do so by the Board to facilitate an orderly senior management succession plan, it being understood that such request and relinquishment shall not constitute a breach by the Company or a termination of this Agreement; thereafter, the Executive shall remain Chairman and shall continue to receive the compensation and benefits provided for in this Agreement. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; provided, that the Executive shall be free to serve as a director or officer or both of such not-for-profit corporations as he may desire, to join and participate in such committees for community or national affairs as he may select and to join and serve on business corporation boards of directors, so long as such activities do not significantly interfere with the performance of the Executive's duties hereunder and, in the case of public business corporation boards of which the Executive was not a member when he executed this Agreement, only with the prior approval of the Executive Compensation Committee of the Board.

     4. Place of Performance. The Executive shall be based at the principal executive offices of the Company in the city of Phoenix, Arizona, or at such other principal executive office as is agreeable to the Executive, except for required travel on the Company's business.

     5.   Compensation and Related Matters.
          (a) Base Salary. During the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary of $1,000,000, effective July 1, 1995, such salary to be paid in conformity with the Company's policies relating to salaried employees. The Board will periodically review the Executive's base salary and, effective September 1, 1996, and September 1, 1997, may increase his base salary by the amount, if any, the Board determines to be appropriate.

          (b) Annual Bonus. The Executive shall be eligible to participate in the annual bonus program available to senior executives of the Company for its 1996 and later fiscal years, but his entitlement to any bonus shall be determined on the basis of criteria approved by the Executive Compensation Committee of the Board and ratified by the Board.

          (c) Stock Options. Restricted Stock and Incentive Plans. The Executive shall be eligible to participate in all stock option, restricted stock and incentive plans available to senior executives of the Company, but his entitlement to any grant or award shall be determined on the basis of criteria approved by the Executive Compensation Committee of the Board and ratified by the Board.

          (d) Other Benefits. During the Executive's employment hereunder, the Executive (1) shall be entitled to participate in all employee benefit plans, which are generally available to the Company's senior executive employees (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements); and (2) shall receive pension benefits, supplemental executive retirement benefits, health insurance plans, executive medical benefits, fitness programs, life insurance, accidental death and dismemberment benefits, vacation time, reimbursement of club membership expenses, perquisites and other fringe benefits no less favorable in the aggregate to the Executive than those provided to him by the Company immediately before this Agreement.

          (e)  Insurance; Indemnification.  During the
Executive's employment hereunder, the Company shall maintain appropriate liability insurance under which the Executive shall be an insured party. In addition, the Company shall indemnify the Executive in the manner set forth in its Charter and By-laws, and the existing Indemnification Agreement between the Company and the Executive (the "Indemnification Agreement") shall remain in full force. The Company shall also indemnify the Executive, to the extent permitted by law, with respect to public service activities and not-for-profit board membership he undertakes in accordance with Section 3.

          (f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs (including, when the Executive deems necessary, expenses incurred with respect to his spouse) in connection with the Executive's employment hereunder; provided, that such expenses are accounted for in accordance with the policies and procedures established by the Company.

      6.  Compensation Upon Termination.

          (a)  Termination for Just Cause.
               (1) Compensation Upon Termination for Just Cause:
The Company may terminate the Executive's employment for just cause at any time without advance notice, in which case it shall pay to the Executive, as soon as practicable thereafter, any accrued but unpaid base salary under Section 5(a) hereof and shall pay to the Executive, in accordance with the terms of the applicable plan or program, all other unpaid amounts to which the Executive is then entitled under any compensation or benefit plan or program of the Company. The Company shall have no further obligations to the Executive under this Agreement, except any ongoing indemnification obligation under Section 5(e).

               (2) Just Cause. For purposes of this Agreement, "just cause" shall include, but not be limited to: (i) the Executive's conviction of a felony; (ii) the Executive's refusal to abide by or follow written directions that have been given by the Board or that may be given by the Board hereafter; and (iii) the Executive's failure adequately to cooperate with the Board in planning and implementing a senior management succession plan.

               (3) Resignation Alternative. If the Company decides to terminate the Executive for just cause, it shall notify the Executive of its intention to do so and give the Executive 48 hours within which to resign voluntarily in lieu of being terminated. If the Executive resigns during this period, the Executive shall receive the payments and benefits described in Section (6)(b) in lieu of those provided in this Section
(6)(a). The Executive acknowledges and agrees that he shall not be entitled to any other amounts from the Company or any affiliate on account of his termination of employment pursuant to this Section 6(a)(3).

          (b) Voluntary Termination. The Executive may terminate employment voluntarily at any time after giving the Company at least 180 days, advance written notice. (This advance written notice requirement shall not apply, however, if the Executive, on account of his termination of employment, would receive benefits under his Executive Severance Agreement dated March 18, 1992 (the "Severance Agreement"). If the Executive voluntarily terminates employment, the Company shall pay to the Executive, as soon as practicable thereafter, any accrued but unpaid base salary under Section 5(a) hereof as of the date of such termination and shall pay to the Executive, in accordance with the terms of the applicable plan or program, all other unpaid amounts to which the Executive is then entitled under any compensation or benefit plan or program of the Company. The Executive shall also be entitled to use of an office, as provided in Section 6(f). In addition, if the Executive voluntarily terminates employment more than 6 months before his 65th birthday, the Executive shall be entitled to receive the separation benefits provided in Schedule A attached to this Agreement. The Company shall have no further obligations to the Executive under this Agreement, except any ongoing indemnification obligation under Section 5(e).

          (c) Termination Without Just Cause. The Company, without advance notice, may terminate the Executive's employment other than for just cause under Section 6(a) or for Disability under Section 6(d), in which case the Company shall pay to the Executive, over the remainder of the term of this Agreement, all payments or benefits (or their equivalent) under Section 5 that would have been paid or provided to the Executive over such period had he remained employed by the Company, but only to the extent that the target requirements for bonus or other incentive plans have been satisfied. The Executive shall also be entitled to use of an office, as provided in Section 6(f). For purposes of determining post-termination payments pursuant to this paragraph, a bonus award under Section 5(b) and a stock option grant or other incentive award under Section 5(c) shall not be less than the corresponding award or grant made to the Executive for 1993 or 1994, whichever was the more highly compensated year in terms of aggregate bonuses, option grants and incentive awards. Payments or benefits under this paragraph (c) shall not be due with respect to periods following the Executive's death, as provided more fully in Section 6(e) which shall then be applicable. The Company shall have no further obligations to the Executive under this Agreement, except any ongoing indemnification obligation under Section 5(e), and the Executive agrees that he shall have no rights or remedies in the event of his termination without just cause other than those set forth in this Section 6(c).

          (d) Termination for Disability. If the Board determines, in its sole discretion, that the Executive is incapacitated by a physical or mental condition, illness or injury which has prevented him (or inevitably will prevent him) from being able to perform his duties under this Agreement in a satisfactory fashion for substantially all of a 90 consecutive day period, the Executive shall be deemed to have a "Disability." The Board may terminate the Executive's employment on account of a Disability, in which case, the Executive shall receive the payments or benefits that would have been due under Section 6(b) had he terminated employment voluntarily and, in addition, the Executive shall continue to receive base salary payments following his termination (reduced by any other Company-provided disability benefits available to Mr. Teets) until the earliest of
(1) the Expiration Date, (2) the 180th day following the first day of the 90 day period referred to in the preceding sentence, or (3) the Executive's death, as provided more fully in Section 6(e) which shall then become applicable. The Executive shall also be entitled to use of an office, as provided in Section 6(f). The Company shall have no further obligations to the Executive under this Agreement, except any ongoing indemnification obligation under Section 5(e).

          (e) Death. If the Executive dies while this Agreement is in effect or while amounts or benefits are being provided under Section 6(c) or 6(d) on account of the Executive's termination without just cause or for Disability, no further amounts or benefits shall be due except for (1) death benefits payable under the express terms of employee benefit plans in which the Executive participated and (2) any accrued but unpaid base salary under Section 5(a) hereof. The Company shall pay any amount due under Section 5(a) to the Executive's estate as soon as practicable after his death, and shall pay his estate or, if applicable, his designated beneficiary, any other amount or benefit due under any compensation or benefit plan or program of the Company in accordance with the terms of the applicable plan or program. The Company shall have no further obligations with respect to the Executive under this Agreement, except any ongoing indemnification obligation under Section 5(e).

          (f) Office Facilities Following Termination. After the Executive's termination of employment for any reason other than just cause or death, the Company shall provide the Executive with a suitable, fully equipped office and suitable secretarial and office support services for five years. The office shall be located at an appropriate location acceptable to the Executive, other than the Company's headquarter offices.

     7. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be given in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

               F.G. Emerson
               Vice President & Secretary
               The Dial Corp
               1850 N. Central Avenue
               Phoenix, Arizona 85077-2400

          With a copy to:

               The then Chairman of the
               Executive Compensation Committee
               of the Board of Directors of
               The Dial Corp

If to the Executive:

               J. W. Teets
               Chief Executive Officer
               The Dial Corp
               1850 N. Central Avenue
               Phoenix, Arizona 85077-2400

          With a copy to:

               L. G. Lemon
               Vice President & General Counsel
               The Dial Corp
               1850 N. Central Avenue
               Phoenix, Arizona 85077-2212

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. This Agreement shall be binding upon and shall inure to the benefit of the Executive and his estate and the Company and any successor thereto, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive, except to the extent permitted under the terms of the benefit plans in which the Executive participates.

     9. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which shall remain in full force and effect.

     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     11.  Prior Agreement.  This Agreement shall supersede the
Prior Agreement in all respects; the Prior Agreement is hereby terminated and canceled.

     12. Entire Agreement. This Agreement, the Severance Agreement and the Indemnification Agreement constitute the entire agreement and understanding with respect to the employment of the Executive by the Company. To the extent that the Executive receives or becomes entitled to receive any payments or other benefits pursuant to the Severance Agreement, the amounts to which the Executive may become entitled pursuant to Section 6 of this Agreement shall be offset by such payments or benefits.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                   The Dial Corp

                                   By:  /s/ Dennis S. Stanfill
                                        Chairman, Executive
                                        Compensation Committee

                                   By:  /s/ Frederick G. Emerson
                                        Vice President &
                                        Secretary


                                   John W. Teets

                                        /s/ John W. Teets
                                             6/20/95

                            SCHEDULE A
                               TO
                       EMPLOYMENT AGREEMENT
                               OF
                          JOHN W. TEETS
                              DATED
                          June 20, 1995

In the event Mr. Teets is eligible for special separation benefits in accordance with the provisions of Section 6(b) of his Employment Agreement dated June 20, 1995, the Compensation Committee of the Board of Directors of The Dial Corp shall apply 13 Credits for Mr. Teets, benefit. The Compensation Committee shall do so in the manner permitted under this Schedule which it determines to be most beneficial to Mr. Teets after discussing the matter with Mr. Teets. Mr. Teets, views shall be taken into account by the Compensation Committee, but they shall not be binding. The Compensation Committee may use Mr. Teets, 13 Credits in any of the following ways:

          a) ADDITIONAL CREDITED SERVICE for pension benefit accrual purposes, on the basis that 1 Credit equals 1 year of credited service.

          b) ADDITIONAL AGE with respect to actuarial adjustments to Mr. Teets' pension benefit for early or late benefit commencement, on the basis that 1 credit equals 1 year of deemed age.

          c) CONTINUED PAY AT 2/3RDS OF BASE SALARY for 3 weeks for each full year of Mr. Teets, service with The Dial Corp and its predecessors, with medical, dental, life and AD & D benefits (or their equivalent) being continued during the salary continuation period on substantially the same basis as they are then being provided to similarly situated active employees. This option costs 3 Credits and can only be utilized once.

          d) CASH PAYMENT equal to 10% of Mr Teets' last annual base salary for each credit used.

Credits may be used in any combination, except as noted with respect to option c). Once used, credits expire. Credits may not be used to increase benefits under a qualified pension plan if that would jeopardize the plan's tax status, but they may be used to increase benefits under the Greyhound Supplemental Pension Plan.